CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 27, 2015, relating to the financial statements and financial highlights which appear in the August 31, 2015 Annual Report to Shareholders of Premier Portfolio (the one of the portfolios constituting AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

June 29, 2016